EXHIBIT 99.1


                     WORLD ACCEPTANCE CORPORATION
                 REPORTS RECORD FIRST QUARTER RESULTS

      GREENVILLE, S.C. (July 26, 2007) - World Acceptance Corporation (NASDAQ:
WRLD) today reported record first quarter revenues and net income for its first fiscal quarter ended June 30, 2007.

      Net income for the quarter rose 8.7% to $10.9 million compared with $10.0 million for the same quarter of the prior year. Diluted earnings per share rose to $0.61 per share for the quarter, a 15.1% increase over the $0.53 per share for the prior year quarter. Growth in earnings per share benefited from the 1.2 million shares repurchased during the prior fiscal year.

      Total revenues for the quarter increased 19.7% to $76.4 million from $63.8 million for the prior year quarter. Gross loans outstanding were $545.0 million at June 30, 2007, a 21.7% increase over the $447.8 million in balances outstanding at June 30, 2006, and a 7.7% increase over the $505.8 million at the end of the prior fiscal year.

      Sandy McLean, CEO, stated, "The Company has been able to maintain the excellent growth in its loan portfolio during the first quarter that it experienced during the prior fiscal year due to increased loan demand and the contribution from new offices opened or acquired since last year. We added $39.2 million in gross loans during the first quarter. Our earnings, however, did not keep pace with our loan and revenue growth this quarter due to the additional cost associated with opening 38 new branch offices during the quarter combined with an increase in charge-off ratios compared to the first quarter of the prior fiscal year. Net charge-offs as a percent of average net loans (annualized) increased to 12.7% during the quarter from 11.6% for the quarter ended June 30, 2006. We believe that the benefit from the change in bankruptcy law has completed its cycle, and that net charge-offs are returning to more historical levels."

      World Acceptance has opened or acquired 141 net new offices during the 12 month period ended June 30, 2007. The Company opened 38 branches in the first quarter of fiscal 2008 compared with 21 branches in the first quarter of fiscal 2007. The additional costs associated with the new branch offices was reflected in the increase in total general and administrative expenses as a percent of total revenues to 55.2% during the most recent quarter, from 54.6% during the prior year quarter. The Company believes that while the decision to more aggressively open new offices will negatively effect earnings in the short term, it will greatly enhance earnings in the future.

      Other key return ratios for the first quarter included a 10.2% return on average assets (annualized) and a 19.6% (annualized) return on average equity.

      During the quarter, the Company opened 38 new offices and acquired 12 offices, for a total of 782, a 22.0% increase from 641 offices open at June 30, 2006.

      About World Acceptance

      World Acceptance Corporation is one of the largest small-loan consumer finance companies, operating 782 offices in eleven states and Mexico. It is also the parent company of ParaData Financial Systems, a provider of computer software solutions for the consumer finance industry.

      First Quarter Conference Call

      The senior management of World Acceptance Corporation will be discussing these results in its quarterly conference call to be held at 10:00 A.M. Eastern today. Interested parties may participate in this call by dialing 1-800-289-0726. A simulcast of the conference call is also available on the Internet at www.streetevents.com and www.vcall.com . The call will be available for replay on the Internet for approximately 30 days.

      This press release may contain various "forward-looking statements" within the meaning of Section 27A of the Securities Exchange Act of 1934, as amended, that represent the Company's expectations or beliefs concerning future events. Such forward-looking statements are about matters that are inherently subject to risks and uncertainties. Factors that could cause actual results or performance to differ from the expectations expressed or implied in such forward-looking statements include changes in the timing and amount of revenues that may be recognized by the Company, changes in current revenue and expense trends (including trends affecting charge-offs), changes in the Company's markets and changes in the economy (particularly in the markets served by the Company). Such factors are discussed in greater detail in the Company's filings with the Securities and Exchange Commission. World Acceptance Corporation is not responsible for updating the information contained in this press release beyond the publication date, or for changes made to this document by wire services or Internet services.

                          World Acceptance Corporation

                Condensed Consolidated Statements of Operations
     ----------------------------------------------------------------------
             (unaudited and in thousands, except per share amounts)

                                                Three Months Ended
                                                     June 30,
                                               -------------------
                                                  2007       2006

Interest & fees                                $ 65,389   $ 54,536
Insurance & other                                11,000      9,301
                                                --------   -------
            Total revenues                       76,389     63,837
Expenses:
            Provision for loan losses            14,217     11,167
            General and administrative expenses
                   Personnel                     28,856     23,593
                   Occupancy & equipment          4,933      3,915
                   Data processing                  550        495
                   Advertising                    2,451      1,890
                   Intangible amortization          615        794
                   Other                          4,785      4,160
                                                --------   -------
                                                 42,190     34,847
            Interest expense                      2,336      1,901
                                                --------   -------
                   Total expenses                58,743     47,915
                                                --------   -------
Income before taxes                              17,646     15,922
Income taxes                                      6,795      5,935
                                                --------   -------
Net income                                     $ 10,851   $  9,987
                                                ========   =======
Diluted earnings per share                     $   0.61   $   0.53
                                                ========   =======
Weighted average shares outstanding (diluted)    17,916     18,741
                                                ========   =======

                     Condensed Consolidated Balance Sheets
     ----------------------------------------------------------------------
                          (unaudited and in thousands)


                                        June 30,   March 31,  June 30,
                                         2007       2007       2006
                                         ----       ----       ----
                   ASSETS
Cash                                  $   7,387  $   5,779 $    4,897
Gross loans receivable                  544,964    505,788    447,840
       Less: Unearned interest & fees  (141,715)  (127,750)  (114,330)
       Allowance for loan losses        (29,682)   (27,840)   (24,605)
                                       --------   --------   --------
              Loans receivable, net     373,567    350,198    308,905
Property and equipment, net              15,577     14,310     11,517
Deferred tax benefit                     19,310     14,507      3,898
Intangible assets                        16,826     16,100     16,227
Other assets                             10,679     10,222      7,014
                                       --------   --------  ---------
                                      $ 443,346  $ 411,116 $  352,458
                                       ========   ========  =========

               LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities:
        Notes payable                   192,950    171,200    113,200
        Income tax payable                9,083      8,015      4,376
        Accounts payable and
         accrued expenses                13,600     16,408     12,028
                                       --------   --------  ---------
               Total liabilities        215,633    195,623    129,604
Shareholders' equity                    227,713    215,493    222,854
                                       --------   --------  ---------
                                      $ 443,346  $ 411,116 $  352,458
                                       ========   ========  =========

                        Selected Consolidated Statistics
     ----------------------------------------------------------------------
                             (dollars in thousands)

                                               Three Months Ended
                                                    June 30,
                                               ---------------------
                                                 2007        2006

Expenses as a percent of total revenues:
            Provision for loan losses             18.6%       17.5%
            General and administrative expenses   55.2%       54.6%
            Interest expense                       3.1%        3.0%

Average gross loans receivable               $ 527,000   $ 432,574

Average loans receivable                     $ 391,530   $ 323,465

Loan volume                                  $ 414,488   $ 341,833

Net charge-offs as percent of average loans       12.7%       11.6%

Return on average assets                          10.2%       11.7%

Return on average equity                          19.6%       18.4%

Offices opened (closed) during the period, net      50          21

Offices open at end of period                      782         641



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